Exhibit 5.1

QUICK LAW GROUP PC

1035 PEARL STREET
SUITE 403
BOULDER, CO 80302

Phone: 720.259.3393

Facsimile: 303.845.7315

June 22, 2026

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, South Carolina 29708

Re:	Registration Statement on Form S-1 of Catheter Precision, Inc.

Ladies and Gentlemen:

We have acted as counsel to Catheter Precision, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale from time to time by the selling stockholders named in the Registration Statement of up to 68,067,042 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(a).

392,608 shares of Common Stock (the “Common Shares”) issued to certain selling stockholders in connection with the initial closing of the private placement financing consummated on or about February 9, 2026;

(b).

up to 9,914,286 shares of Common Stock (the “Series C-1 Conversion Shares”) issuable upon conversion of an aggregate of 3,470 shares of the Company’s Series C-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series C-1 Preferred Stock”), issued to certain selling stockholders pursuant to that certain Securities Purchase Agreement dated February 6, 2026, as amended, between the Company and the purchasers party thereto (the “Initial SPA”), and that certain Securities Purchase Agreement dated March 9, 2026, between the Company and the purchasers party thereto (the “Subsequent SPA” and, together with the Initial SPA, the “Purchase Agreements”);

(c).

up to 9,914,286 shares of Common Stock (the “Series C-2 Conversion Shares”) issuable upon conversion of an aggregate of 3,470 shares of the Company’s Series C-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series C-2 Preferred Stock”), issued to certain selling stockholders pursuant to the Subsequent SPA;

(d).

up to 9,914,286 shares of Common Stock (the “Series C-3 Conversion Shares”) issuable upon conversion of an aggregate of 3,470 shares of the Company’s Series C-3 Convertible Preferred Stock, par value $0.0001 per share (the “Series C-3 Preferred Stock”), to be issued to certain selling stockholders pursuant to the Subsequent SPA upon and subject to the effectiveness of the Registration Statement;

(e).

up to 31,508,571 shares of Common Stock (the “Series D Conversion Shares”) issuable upon conversion of an aggregate of 11,028 shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), issued to certain selling stockholders pursuant to that certain Stock Purchase Agreement dated February 6, 2026 and that certain Stock Purchase Agreement dated March 9, 2026, respectively, in connection with the Company’s acquisition of equity interests in Fly Flyte, Inc. and Ponderosa Air, LLC;

(f).

up to 6,083,005 shares of Common Stock (the “Series J Conversion Shares”) issuable upon conversion of an aggregate of 9,489.488 shares of the Company’s Series J Convertible Preferred Stock, par value $0.0001 per share (the “Series J Preferred Stock”), issued to certain selling stockholders pursuant to those certain Series J Exchange Agreements dated February 12, 2026 (the “Series J Exchange Agreements”), at the initial conversion price of $1.56 per share; and

(g).

up to 340,000 shares of Common Stock (the “Series M Warrant Shares” and, together with the Common Shares, the Series C-1 Conversion Shares, the Series C-2 Conversion Shares, the Series C-3 Conversion Shares, the Series D Conversion Shares, and the Series J Conversion Shares, the “Shares”) issuable upon exercise of 340,000 warrants to purchase Common Stock (the “Series M Warrants”) issued to certain selling stockholders in connection with the second amendment to certain notes payable to related parties, dated December 31, 2025, at an exercise price of $1.56 per share.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents, instruments, and records (collectively, the “Transaction Documents”):

(i).

the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, including the Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock, the Certificate of Amendment to the Certificate of Designations of Series C-1 Convertible Preferred Stock dated March 6, 2026, the Certificate of Designations for the Series C-2, C-3, C-4, and Series D Convertible Preferred Stock, the Certificate of Designation of Preferences, Rights and Limitations of Series J Convertible Preferred Stock dated February 9, 2026 (as corrected by the Certificate of Correction dated February 12, 2026) (collectively, the “Certificates of Designations”);

(ii).	the Bylaws of the Company, as currently in effect;

(iii).	the Purchase Agreements and all exhibits and schedules thereto;

(iv).	the Series J Exchange Agreements and all exhibits and schedules thereto;

(v).	the Second Amendment to Notes Payable to Related Parties dated December 31, 2025, and the form of Series M Warrant issued in connection therewith;

(vi).	the Registration Rights Agreements entered into in connection with the Purchase Agreements and the Series J Exchange Agreements, respectively;

(vii).	the Registration Statement, together with all exhibits thereto;

(viii).	resolutions of the Board of Directors of the Company (the “Board”) authorizing and approving the issuance of the Shares and the transactions contemplated by the Transaction Documents; and

(ix).

a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated as of a recent date, and such other corporate records, certificates, and other documents as we have considered necessary or appropriate for the purposes of this opinion.

In rendering the opinions set forth herein, we have assumed, without independent verification, (i) the genuineness of all signatures on all documents examined by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed or electronic copies, and the authenticity of the originals of such copies; (iv) that all natural persons who have executed documents in connection with the Transaction Documents have the legal capacity to do so; (v) the accuracy and completeness of all representations, warranties, and other statements made by all parties to the Transaction Documents; (vi) that each of the Transaction Documents has been duly authorized, executed, and delivered by all parties other than the Company; (vii) that the Certificates of Designations have been duly filed with and accepted by the Secretary of State of the State of Delaware; (viii) that sufficient shares of Common Stock are and will remain authorized and unissued at the time of each issuance of Shares.

We have also assumed that (a) the conversion or exercise prices applicable to the Series C-1, C-2, C-3, D, and J Preferred Stock and the Series M Warrants will not be reduced below the par value of the Common Stock ($0.0001 per share) at the time of any conversion or exercise, and (b) the issuance of the Series C-3 Conversion Shares will occur only upon and following the effectiveness of the Registration Statement in accordance with the terms of the Subsequent SPA and the Series C-3 Certificate of Designations. We have further assumed that the Company will at all times maintain a sufficient number of authorized but unissued shares of Common Stock to satisfy its conversion and exercise obligations with respect to the Preferred Stock and the Series M Warrants.

Our opinions expressed herein are limited to the laws of the State of Delaware (with respect to corporate law matters) and the federal laws of the United States of America, in each case as in effect on the date hereof and as we understand them to be interpreted as of the date hereof. We express no opinion with respect to the laws of any other jurisdiction, including any other state blue sky or securities laws. We are not admitted to practice law in the State of Delaware; our opinions with respect to Delaware law are based solely upon our review of the Delaware General Corporation Law (the “DGCL”) as in effect on the date hereof, without regard to any judicial or administrative interpretations or decisions thereunder.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, and assumptions set forth herein, we are of the opinion that:

1.	The Common Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid, and non-assessable.

2.

The Series C-1 Conversion Shares, when issued upon the conversion of the Series C-1 Preferred Stock in accordance with the terms of the Series C-1 Certificate of Designations and the applicable Purchase Agreement, will be validly issued, fully paid, and non-assessable.

3.

The Series C-2 Conversion Shares, when issued upon the conversion of the Series C-2 Preferred Stock in accordance with the terms of the Series C-2 Certificate of Designations and the applicable Purchase Agreement, will be validly issued, fully paid, and non-assessable.

4.

The Series C-3 Conversion Shares, when (a) the Registration Statement has been declared effective by the SEC, (b) the Series C-3 Preferred Stock has been duly issued in accordance with the terms of the Subsequent SPA and the Series C-3 Certificate of Designations, and (c) the Series C-3 Preferred Stock has been converted in accordance with the terms of the Series C-3 Certificate of Designations, will be validly issued, fully paid, and non-assessable.

5.

The Series D Conversion Shares, when issued upon the conversion of the Series D Preferred Stock in accordance with the terms of the Series D Certificate of Designations and the applicable acquisition agreement, will be validly issued, fully paid, and non-assessable.

6.

The Series J Conversion Shares, when issued upon the conversion of the Series J Preferred Stock in accordance with the terms of the Series J Certificate of Designations (as amended), including compliance with the beneficial ownership limitations set forth in the Series J Certificate of Designations, will be validly issued, fully paid, and non-assessable.

7.

The Series M Warrant Shares, when issued upon the exercise of the Series M Warrants in accordance with the terms thereof, including the receipt of the requisite stockholder approval for the exercisability of the Series M Warrants in accordance with Section 713 of the NYSE American Listed Company Manual and payment of the applicable exercise price, will be validly issued, fully paid, and non-assessable.

This opinion letter is furnished to you solely for use in connection with the Registration Statement and may not be relied upon by any other person or used for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Quick Law Group PC

QUICK LAW GROUP PC

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